Exhibit 5.2

October 6, 2009

Our File Number: 0VWN-066088

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

  Re:        SunGard Data Systems Inc. – Bond Financing Exchange Offer

Ladies and Gentlemen:

  We have acted as special counsel in the State of California for SunGard AvantGard LLC, a California limited liability company, and SunGard Corbel LLC, a California limited liability company (each, a “Guarantor” and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by SunGard Data Systems Inc., a Delaware corporation (the “Company”), the subsidiaries of the Company, the Guarantors and certain other guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $500,000,000 aggregate principal amount of 10 5/8% Senior Notes due 2015 (the “Exchange Notes”) and the issuance by the Guarantors and certain other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of September 29, 2008 (the “Indenture”) among the Company, the Guarantors, certain other guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Notes will be offered by the Company in exchange for $500,000,000 aggregate principal amount of its outstanding 10 5/8% Senior Notes due 2015.

  In connection with this opinion, we have examined the Registration Statement and the Indenture. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals, or duplicates or certified or conformed copies, of such limited liability company records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Guarantors, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

SunGard Data Systems Inc.

October 6, 2009

  As used in this opinion, the expressions “to our knowledge” or “known to us” with reference to matters of fact refer to the current actual knowledge of the attorneys within the firm with responsibility for the transactions covered by this opinion. Except to the extent expressly set forth herein we have not undertaken any independent investigation to determine the accuracy or completeness of such statement (including without limitation any examination of any records of any court or governmental agency or body, or documents in our files or otherwise made available to us by any Guarantor), and no inference as to the accuracy or completeness of such statement should be drawn from our representation of the Guarantors or our rendering the opinions set forth below.

  Based on the foregoing, but subject to the qualifications and limitations expressed below, we are of the opinion that:

1.        Each Guarantor (a) is a duly formed limited liability company and is validly existing and in good standing as a limited liability company under the law of the State of California, and (b) has the limited liability company power and authority to conduct its business as described in the Registration Statement.

2.        The Indenture has been duly authorized, executed and delivered by each of the Guarantors party thereto.

3.        Each of the Guarantees (a) has been duly authorized and (b) when the Exchange Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described herein, will have been duly issued by the Guarantor party thereto.

4.        The issuance of the Guarantees by the Guarantors, and the execution, delivery and performance by the Guarantors of the Indenture, will not violate the certificates of formation or operating agreement of any Guarantor or any California State statute or any rule or regulation that has been issued pursuant to any California State statute or any order known to us issued pursuant to any California State statute by any California court or governmental agency or body having jurisdiction over the Guarantors or any of their respective properties.

5.        No consent, approval, authorization, order, registration or qualification of or with any California governmental agency or body or, to our knowledge, any California court is required for the issuance of the Guarantees by the Guarantors party thereto or the compliance by the Guarantors with all of the provisions of the Indenture.

  Our opinion in Paragraph 1, above, concerning the good standing of the Guarantors is based solely upon our review of the website of the Secretary of State of the State of California and an affidavit of CT Corporation that it was advised orally by the Secretary of State

SunGard Data Systems Inc.

October 6, 2009

of the State of California on September 11, 2009, that each Guarantor was in good standing under the law of the State of California.

  The opinions herein expressed are subject to the following qualifications and limitations:

  (1)        The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

  (2)        Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any of the Guarantees or the Indenture.

  We express no opinion as to the effect on the opinions expressed herein of (i) compliance or non-compliance by any party to the Indenture (other than the Guarantors) with any laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party (other than the Guarantors).

  Our opinions in Paragraphs 4 and 5, above, are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers and guarantors in note transactions; provided that we express no opinion as to (1) any federal or state securities laws or regulations, (2) any federal or state tax laws or regulations, (3) any federal or state banking or insurance laws or regulations, (4) any law, rule or regulation relating to patents, trademarks, copyrights or licenses, (5) any pension or employee benefit laws or regulations, (6) any federal or state antitrust or unfair competition laws or regulations, (7) any fraudulent transfer or fraudulent conveyance laws, (8) compliance by any party to any fiduciary duty requirements; (9) any statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the state or regional level) or judicial decisions to the extent that they deal with any of the foregoing, (10) any racketeering laws or regulations, (11) any health and safety laws or regulations, (12) any labor laws or regulations, (13) any laws, regulations and policies concerning (i) national or local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws, and (14) other state statutes of general application to the extent they provide for criminal prosecution.

  We do not express any opinion herein concerning any law other than the law of the State of California.

  Our opinions are rendered as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion letter is rendered to you in connection with the above-described transaction. This opinion letter may not

SunGard Data Systems Inc.

October 6, 2009

be relied upon by you for any other purpose. Copies of this opinion may be furnished to your counsel, Simpson Thacher & Bartlett LLP, which may rely upon the opinions set forth herein as though addressed to it, subject to the qualifications and limitations relating thereto. We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP SHEPPARD, MULLIN, RICHTER & HAMPTON LLP